JKHY Third Quarter Fiscal 2019
April 30, 2019

Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports Third Quarter Fiscal 2019 Results

•	Year-to-date summary:

◦	GAAP revenue increased 6% and operating income decreased 2% for the nine months ended March 31, 2019.

◦	Non-GAAP revenue increased 8% and operating income increased 9% for the nine months ended March 31, 2019.

◦	GAAP EPS was $2.72 and $3.83 per diluted share for the nine months ended March 31, 2019 and 2018, respectively.

•	Third quarter summary:

◦	GAAP revenue increased 2% and operating income decreased 16% for the quarter.

◦	Non-GAAP revenue increased 5% and operating income decreased 1% for the quarter.

◦	GAAP EPS was $0.77 per diluted share for the quarter, compared to $0.89 in the prior year quarter.

Monett, MO, April 30, 2019 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced results for the third quarter of fiscal 2019.
The Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and related amendments, collectively referred to as ASC Topic 606, on July 1, 2018. The prior year numbers presented below have been re-cast as part of our full retrospective adoption of the new standard.
GAAP Results for the Quarter
Revenue for the quarter ended March 31, 2019 increased to $380.4 million, a 2% improvement over the third quarter of fiscal 2018. Operating income decreased 16% to $76.4 million and net income decreased 14% to $59.3 million, or $0.77 per diluted share, compared to the third quarter of fiscal 2018. The decrease was due primarily to decreased deconversion fees in the current quarter and added expense related to a bonus program enacted by the Company in fiscal 2019 in response to the Tax Cuts and Jobs Act ("TCJA").
For the nine months ended March 31, 2019, revenue increased to $1,159.2 million, a 6% increase compared to the nine months ended March 31, 2018. Operating income decreased 2% over the prior year-to-date period to $267.9 million. Net income totaled $210.9 million, or $2.72 per diluted share for the nine months ended March 31, 2019, a 29% decrease compared to the nine months ended March 31, 2018. This decrease in net income was primarily due to a large tax benefit recognized in fiscal 2018 as a result of the enactment of the TCJA.
Non-GAAP Results for the Quarter
On an adjusted basis for the quarter ended March 31, 2019, revenue increased 5% compared to the prior year quarter to $372.0 million. Operating income decreased 1% to $71.7 million.
For the nine months ended March 31, 2019, non-GAAP adjusted revenue increased 8% compared to the nine months ended March 31, 2019 to $1,136.1 million, and operating income increased 9% to $254.7 million.
According to David Foss, President and CEO, “We are pleased to report another strong quarter of revenue and operating income growth. Customer demand for Jack Henry technology solutions continues to be very strong, leading to another outstanding quarter for our sales organization.  We were also extremely pleased to have recently been recognized for the third year in a row by Forbes as one of America’s Best Large Employers.  The associates at Jack Henry have created an environment that is regularly recognized as a best place to work and I couldn’t be prouder of our team.”
Operating Results
Revenue, operating expenses, operating income, and net income for the three and nine months ended March 31, 2019, as compared to the three and nine months ended March 31, 2018, were as follows:

JKHY Third Quarter Fiscal 2019
April 30, 2019

Revenue (Unaudited)
(In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2019	2018		2019	2018
Revenue
Services & Support	$234,123	$236,214	(1)%	$718,014	$685,984	5%
Percentage of Total Revenue	62%	63%		62%	63%
Processing	146,241	137,834	6%	441,168	406,557	9%
Percentage of Total Revenue	38%	37%		38%	37%
Total Revenue	380,364	374,048	2%	1,159,182	1,092,541	6%

•
The decreased revenue in the services and support line for the third quarter of fiscal 2019 was due to decreased deconversion revenue, partially offset by growth in our 'outsourcing and cloud' and 'in-house support' revenue streams. The increase in processing revenue was mainly driven by organic growth in each of the three components of processing revenue, which are 'remittance,' 'card,' and 'transaction and digital.' Deconversion fees, which are included within services and support, decreased $10.3 million compared to the third quarter of the prior year. Excluding deconversion fees from both periods, and revenue from fiscal 2019 acquisitions, total revenue increased 5% for the third quarter of fiscal 2019 compared to the same quarter of fiscal 2018.

•
For the nine months ended March 31, 2019, deconversion fees decreased $16.3 million compared to the prior year-to-date period. Excluding deconversion fees from both periods and revenue from fiscal 2019 acquisitions, total revenue increased 8%. The increase in Services & Support was primarily driven by increased 'outsourcing and cloud' revenue, partially due to added revenue from Ensenta, as well as increased 'in-house support' revenue, primarily from higher software usage revenue resulting partially from the addition of new customers. All components of processing revenue increased for the year-to-date period.

•
For the third quarter of fiscal 2019, core segment revenue increased 1% to $130.6 million from $129.3 million in the third quarter of fiscal 2018. Payments segment revenue increased 3% to $135.0 million, from $130.8 million in the same quarter last year. Revenue from the complementary segment increased 2% to $102.5 million in the third quarter of fiscal 2019 from $100.9 million in the same quarter of fiscal 2018. Revenue in the corporate and other segment decreased 6% to $12.2 million, compared to $13.0 million for the third quarter of fiscal 2018.

•
For the nine months ended March 31, 2019, revenue in the core segment increased 5% to $397.9 million, compared to $380.0 million for the nine months ended March 31, 2018. Payments segment revenue increased 9% to $407.2 million, from $375.1 million for the prior year-to-date period. Complementary segment revenue increased 7% to $313.1 million, up from $292.6 million in the prior year-to-date period. Revenue from the corporate and other segment decreased 9% to $41.0 million for the nine months ended March 31, 2019 from $44.9 million for the nine months ended March 31, 2018.

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2019	2018		2019	2018
Cost of Revenue	$235,594	$218,517	8%	$682,990	$629,532	8%
Percentage of Total Revenue	62%	58%		59%	58%
Research and Development	23,442	22,591	4%	71,458	65,934	8%
Percentage of Total Revenue	6%	6%		6%	6%
Selling, General, & Administrative	44,887	42,233	6%	136,866	126,415	8%
Percentage of Total Revenue	12%	11%		12%	12%
Gain on disposal of a business	—	—	—%	—	(1,894)	(100)%
Total Operating Expenses	303,923	283,341	7%	891,314	819,987	9%
Operating Income	$76,441	$90,707	(16)%	$267,868	$272,554	(2)%
Operating Margin	20%	24%		23%	25%

•
Cost of revenue increased 8% for the third quarter of fiscal 2019 compared to the third quarter of fiscal 2018 and increased 4% as a percentage of revenue. Excluding costs related to deconversions, fiscal 2019 acquisitions, and bonuses provided by the Company in response to the lower tax rate resulting from the TCJA, cost of revenue increased 7%. The increased costs were primarily due to higher direct costs of product, including spending related to our ongoing project to expand our credit and debit card platform; increased headcount driving increased salaries and benefits; increased amortization expense; and increased costs related to new facilities.

JKHY Third Quarter Fiscal 2019
April 30, 2019

•
For the nine months ended March 31, 2019, cost of revenue increased 8% compared to the equivalent period of the prior year, and increased 1% as a percentage of revenue. Excluding costs related to deconversions, fiscal 2019 acquisitions, and bonuses provided by the Company in response to the lower tax rate resulting from the TCJA, cost of revenue increased 8%, with the increase driven by the same factors discussed above.

•
Research and development expense increased for both the third quarter and year-to-date period mainly due to increased salary and personnel costs resulting from increased headcount, but remained consistent with the prior year third quarter and year-to-date periods as a percentage of total revenue.

•
Selling, general, and administrative expenses for both the third quarter and year-to-date period of fiscal 2019 increased mainly due to increased salaries, benefits, and commission expenses. Selling, general, and administrative expense increased 1% as a percentage of revenue for the third quarter, but remained a consistent percentage of revenue for the year-to-date period.

•
There were no sales of businesses in fiscal 2019. For the first nine months of fiscal 2018, gains on disposals of businesses totaled $1.9 million, due to the dispositions of our ATM Manager and jhaDirect product lines.

•
For the third quarter of fiscal 2019, operating income decreased 16% to $76.4 million, or 20% of revenue, compared to $90.7 million, or 24% of revenue in the third quarter of fiscal 2018. For the year-to-date period, operating income decreased 2% to $267.9 million, or 23% of revenue, compared to operating income of $272.6 million, 25% of revenue, for the nine months ended March 31, 2018.

Net Income
Net income for the nine months ended March 31, 2019 was significantly impacted in the prior year by the TCJA and the related re-measurement of net deferred tax liabilities.

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2019	2018		2019	2018
Income Before Income Taxes	$76,372	$90,103	(15)%	$268,045	$271,805	(1)%
Provision for Income Taxes	17,120	21,017	(19)%	57,153	(25,394)	325%
Net Income	$59,252	$69,086	(14)%	$210,892	$297,199	(29)%
Diluted earnings per share	$0.77	$0.89	(14)%	$2.72	$3.83	(29)%

•
Provision for income taxes decreased in the third quarter, with an effective tax rate at 22.4% of income before income taxes, compared to 23.3% for the same quarter of the prior year. The lower effective tax rate in the third quarter of fiscal 2019 was mainly due to the reduced U.S federal corporate tax rate effective for the current fiscal year.

•
For the nine months ended March 31, 2019, provision for income taxes increased, with an effective tax rate at 21.3% of income before income taxes, compared to (9.3)% for the same period last year. The prior nine month period included a significant tax benefit as a result of the enactment of the TCJA and re-measurement of net deferred tax liabilities. The increase in the provision for income taxes is partially offset by the reduced U.S. federal corporate tax rate of 21% effective for the current fiscal year and increased excess tax benefits recognized during fiscal 2019.

According to Kevin Williams, CFO and Treasurer, “Deconversion fees were down significantly this quarter as we predicted on the last earnings call, which is a positive for us long-term as we retain our customers and the recurring revenue, but it creates a tough comparison on a GAAP basis, which is why we continue to show operations excluding this impact on a Non-GAAP basis. With almost all new customers opting for outsourced delivery, other revenue headwinds are decreased license fees to in-house customers and implementation revenues related to outsourced customers, which must be deferred and amortized to revenue over the life of the contract. Our operating margins continue to show the headwinds created by the double costs related to the migration to our new payments platform and the new pay for performance bonus program that we rolled out at the beginning of the year which is utilizing a portion of the savings from the TCJA.”

JKHY Third Quarter Fiscal 2019
April 30, 2019

Non-GAAP Impact of Deconversion Fees, Acquisitions, Gains on Divestitures, and New Bonus Program
The table below shows our revenue and operating income (in thousands) for the third quarter and nine months ended March 31, 2019 compared to the prior year periods, excluding the impacts of deconversion fees, fiscal 2019 acquisitions, gain on divestitures, and expenses related to a bonus program enacted by the Company in fiscal 2019 in response to the TCJA.

(Unaudited, In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2019	2018		2019	2018

Reported Revenue (GAAP)	$380,364	$374,048	2%	$1,159,182	$1,092,541	6%

Adjustments:
Deconversion fees	(8,051)	(18,381)		(22,545)	(38,868)
Revenue from fiscal 2019 acquisitions	(323)	—		(552)	—

Non-GAAP Revenue	$371,990	$355,667	5%	$1,136,085	$1,053,673	8%

Reported Operating Income (GAAP)	$76,441	$90,707	(16)%	$267,868	$272,554	(2)%

Adjustments:
Deconversion fees	(7,483)	(18,105)		(21,509)	(37,775)
Operating (income)/ loss from fiscal 2019 acquisitions	436	—		911	—
Bonus Program	2,309	—		7,427	—
Gain on disposal of businesses	—	—		—	(1,894)

Non-GAAP Operating Income	$71,703	$72,602	(1)%	$254,697	$232,885	9%

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and includes a reconciliation to the non-GAAP operating income presented above.

(Unaudited, In Thousands)	Three Months Ended March 31, 2019
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	130,604	135,018	102,534	12,208	380,364
Deconversion Fees	(4,020)	(2,187)	(1,841)	(3)	(8,051)
Revenue from fiscal 2019 acquisitions	(277)	—	(46)	—	(323)
Non-GAAP Revenue	126,307	132,831	100,647	12,205	371,990

Cost of Revenue	63,977	68,700	45,733	57,184	235,594
Non-GAAP Adjustments	(567)	(62)	(596)	(1,159)	(2,384)
Non-GAAP Cost of Revenue	63,410	68,638	45,137	56,025	233,210
Non- GAAP Segment Income	62,897	64,193	55,510	(43,820)

Research & Development					23,442
Selling, General, & Administrative					44,887
Other Non-GAAP Adjustments					(1,252)
Non-GAAP Total Operating Expenses					300,287
Non-GAAP Operating Income					71,703

JKHY Third Quarter Fiscal 2019
April 30, 2019

(Unaudited, In Thousands)	Three Months Ended March 31, 2018
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	129,343	130,845	100,876	12,984	374,048
Deconversion Fees	(8,381)	(5,317)	(4,680)	(3)	(18,381)
Non-GAAP Revenue	120,962	125,528	96,196	12,981	355,667

Cost of Revenue	60,802	62,893	41,832	52,990	218,517
Non-GAAP Adjustments	(638)	(49)	(176)	587	(276)
Non-GAAP Cost of Revenue	60,164	62,844	41,656	53,577	218,241
Non- GAAP Segment Income	60,798	62,684	54,540	(40,596)

Research & Development					22,591
Selling, General, & Administrative					42,233
Non-GAAP Total Operating Expenses					283,065
Non-GAAP Operating Income					72,602

(Unaudited, In Thousands)	Nine Months Ended March 31, 2019
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	397,885	407,233	313,093	40,971	1,159,182
Deconversion Fees	(10,749)	(6,533)	(5,221)	(42)	(22,545)
Revenue from fiscal 2019 acquisitions	(468)	—	(82)	(2)	(552)
Non-GAAP Revenue	386,668	400,700	307,790	40,927	1,136,085

Cost of Revenue	183,481	199,506	131,731	168,272	682,990
Non-GAAP Adjustments	(928)	(105)	(929)	(4,879)	(6,841)
Non-GAAP Cost of Revenue	182,553	199,401	130,802	163,393	676,149
Non- GAAP Segment Income	204,115	201,299	176,988	(122,466)

Research & Development					71,458
Selling, General, & Administrative					136,866
Other Non-GAAP Adjustments					(3,085)
Non-GAAP Total Operating Expenses					881,388
Non-GAAP Operating Income					254,697

JKHY Third Quarter Fiscal 2019
April 30, 2019

(Unaudited, In Thousands)	Nine Months Ended March 31, 2018
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	379,984	375,120	292,558	44,879	1,092,541
Deconversion Fees	(19,632)	(10,115)	(8,957)	(164)	(38,868)
Non-GAAP Revenue	360,352	365,005	283,601	44,715	1,053,673

Cost of Revenue	171,751	179,520	122,033	156,228	629,532
Non-GAAP Adjustments	(220)	(49)	(105)	(719)	(1,093)
Non-GAAP Cost of Revenue	171,531	179,471	121,928	155,509	628,439
Non- GAAP Segment Income	188,821	185,534	161,673	(110,794)

Research & Development					65,934
Selling, General, & Administrative					126,415
Non-GAAP Total Operating Expenses					820,788
Non-GAAP Operating Income					232,885

Balance Sheet and Cash Flow Review

•	At March 31, 2019, cash and cash equivalents decreased to $35.4 million from $57.4 million at March 31, 2018.

•	Trade receivables totaled $190.8 million at March 31, 2019 compared to $176.9 million at March 31, 2018.

•	The company had $35.0 million of borrowings at March 31, 2019 and $105.0 million at March 31, 2018.

•	Total deferred revenue increased to $207.9 million at March 31, 2019, compared to $185.4 million a year ago.

•	Stockholders' equity increased to $1,426.0 million at March 31, 2019, compared to $1,296.5 million a year ago.
Cash provided by operations totaled $233.4 million in fiscal 2019 compared to $234.9 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2019	2018
Net income	$210,892	$297,199
Depreciation	34,722	36,470
Amortization	84,605	75,787
Change in deferred income taxes	3,287	(86,593)
Other non-cash expenses	8,834	6,161
Change in receivables	107,535	141,799
Change in deferred revenue	(162,742)	(183,286)
Change in other assets and liabilities	(53,764)	(52,665)
Net cash provided by operating activities	$233,369	$234,872

JKHY Third Quarter Fiscal 2019
April 30, 2019

Cash used in investing activities for fiscal 2019 totaled $148.0 million, compared to $239.1 million for the same period in fiscal 2018 and included the following:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2019	2018
Payment for acquisitions, net of cash acquired	$(19,981)	$(137,654)
Capital expenditures	(42,417)	(17,858)
Proceeds from the sale of businesses	—	350
Proceeds from the sale of assets	95	258
Internal use software	(4,266)	(6,965)
Computer software developed	(81,438)	(72,186)
Purchase of investments	$—	$(5,000)
Net cash from investing activities	$(148,027)	$(239,055)

•
On October 1, 2018, the Company acquired all of the equity interest of Agiletics, Inc for $6.3 million, net of cash acquired. Agiletics is a provider of escrow, investment, and liquidity management solutions for banks serving commercial customers.

•
On October 5, 2018, the Company acquired all of the equity interest of BOLTS Technologies, Inc for $13.7 million, net of cash acquired. BOLTS Technologies is the developer of boltsOPEN, a next-generation digital account opening solution.

Financing activities used cash of $81.4 million in fiscal 2019 and $53.2 million in fiscal 2018.

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2019	2018
Borrowings on credit facilities	$35,000	$125,000
Repayments on credit facilities	—	(70,000)
Purchase of treasury stock	(21,276)	(30,018)
Dividends paid	(87,970)	(76,429)
Net cash from issuance of stock and tax related to stock-based compensation	(7,138)	(1,733)
Net cash from financing activities	$(81,384)	$(53,180)

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.
These non-GAAP measures include adjusted revenue and operating income.
We believe these non-GAAP measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP revenue and operating income presented eliminate items management believes are not indicative of the Company's operating performance. Revenue increase/ decrease adjusts for one-time deconversion fees, contributions of current fiscal year acquisitions, gain or loss on divestitures, and the impact of the new bonus program put in place with the positive impact of the Tax Cuts and Jobs Act, giving investors further insight into our performance. For these reasons, management also uses these non-GAAP measures in its assessment and management of the Company's performance.
Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of these non-GAAP measures to related GAAP measures are included.
Quarterly Conference Call
The company will hold a conference call on May 1, 2019; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

JKHY Third Quarter Fiscal 2019
April 30, 2019

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. The S&P 500 company's solutions serve more than 9,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Third Quarter Fiscal 2019
April 30, 2019

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2019	2018		2019	2018
					*As Adjusted

REVENUE	$380,364	$374,048	2%	$1,159,182	$1,092,541	6%

EXPENSES
Cost of Revenue	235,594	218,517	8%	682,990	629,532	8%
Research & Development	23,442	22,591	4%	71,458	65,934	8%
Selling, General, & Administrative	44,887	42,233	6%	136,866	126,415	8%
Gain on disposal of businesses	—	—	—%	—	(1,894)	(100)%
Total Expenses	303,923	283,341	7%	891,314	819,987	9%

OPERATING INCOME	76,441	90,707	(16)%	267,868	272,554	(2)%

INTEREST INCOME (EXPENSE)
Interest income	155	130	19%	697	424	64%
Interest expense	(224)	(734)	(69)%	(520)	(1,173)	(56)%
Total	(69)	(604)	(89)%	177	(749)	(124)%

INCOME BEFORE INCOME TAXES	76,372	90,103	(15)%	268,045	271,805	(1)%

PROVISION FOR INCOME TAXES	17,120	21,017	(19)%	57,153	(25,394)	325%

NET INCOME	$59,252	$69,086	(14)%	$210,892	$297,199	(29)%

Diluted net income per share	$0.77	$0.89		$2.72	$3.83
Diluted weighted average shares outstanding	77,286	77,546		77,411	77,586

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2019	2018
Cash and cash equivalents				$35,398	$57,402	(38)%
Receivables				190,768	176,949	8%
Total assets				2,002,879	1,879,823	7%

Accounts payable and accrued expenses				$106,866	$85,837	24%
Current and long-term debt				35,000	105,000	(67)%
Deferred revenue				207,908	185,375	12%
Stockholders' equity				1,426,003	1,296,546	10%